Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated March 13, 2017

Registration No. 333-210920

March 13, 2017

Pricing Term Sheet

T-MOBILE USA, INC.

$1,500,000,000

$500,000,000 4.000% Senior Notes due 2022

$500,000,000 5.125% Senior Notes due 2025

$500,000,000 5.375% Senior Notes due 2027

Pricing Supplement, dated March 13, 2017, to Preliminary Prospectus Supplement, dated March 13, 2017 (the “Preliminary Prospectus Supplement”) of T-Mobile USA, Inc. This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement only to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Supplement but not defined herein have the meanings given them in the Preliminary Prospectus Supplement.

Terms Applicable to 4.000% Senior Notes due 2022

Issuer	T-Mobile USA, Inc.

Title of Security	4.000% Senior Notes due 2022 (the “2022 notes”)

Aggregate Principal Amount	$500,000,000

Maturity	April 15, 2022

Coupon	4.000%

Public Offering Price	100.000% of principal amount, plus accrued interest from March 16, 2017

Yield to Maturity	4.000%

Spread to Treasury	+ 187 bps

Benchmark	UST 1.875% due February 28, 2022

Gross Proceeds Before Expenses	$500,000,000

Net Proceeds Before Expenses	$499,208,333

Optional Redemption:	Par call on or after March 16, 2022 (30 days prior to the maturity date of the 2022 notes)

Make-whole call	Prior to March 16, 2022 at a discount rate of Treasury plus 50 bps

Change of Control Triggering Event	101%, plus accrued and unpaid interest, if any, to, but not including, the date of payment.

CUSIP/ISIN Numbers	CUSIP: 87264A AR6 ISIN: US87264AAR68

Terms Applicable to 5.125% Senior Notes due 2025

Issuer	T-Mobile USA, Inc.

Title of Security	5.125% Senior Notes due 2025 (the “2025 notes”)

Aggregate Principal Amount	$500,000,000

Maturity	April 15, 2025

Coupon	5.125%

Public Offering Price	100.000% of principal amount, plus accrued interest from March 16, 2017

Yield to Maturity	5.125%

Spread to Treasury	+ 259 bps

Benchmark	UST 2.000% due February 15, 2025

Gross Proceeds Before Expenses	$500,000,000

Net Proceeds Before Expenses	$499,208,333

Optional Redemption:
	On or after the following dates at the following redemption prices plus accrued and unpaid interest, if any, to, but not including the date of, the redemption date:

	Year	Percentage
	April 15, 2020	102.563%
	April 15, 2021	101.281%
	April 15, 2022 and thereafter	100.000%

Make-whole call	Prior to April 15, 2020, at a discount rate of Treasury plus 50 bps

Optional redemption with equity proceeds	At any time prior to April 15, 2020, up to 40% of the 2025 notes may be redeemed at 105.125% plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Change of Control Triggering Event	101%, plus accrued and unpaid interest, if any, to, but not including, the date of payment.

CUSIP/ISIN Numbers	CUSIP: 87264A AS4 ISIN: US87264AAS42

Terms Applicable to 5.375% Senior Notes due 2027

Issuer	T-Mobile USA, Inc.

Title of Security	5.375% Senior Notes due 2027 (the “2027 notes”)

Aggregate Principal Amount	$500,000,000

Maturity	April 15, 2027

Coupon	5.375%

Public Offering Price	100.000% of principal amount, plus accrued interest from March 16, 2017

Yield to Maturity	5.375%

Spread to Treasury	+ 276 bps

Benchmark	UST 2.250% due February 15, 2027

Gross Proceeds Before Expenses	$500,000,000

Net Proceeds Before Expenses	$499,208,333

Optional Redemption:

	On or after the following dates at the following redemption prices plus accrued and unpaid interest, if any, to, but not including the date of, the redemption date:

	Year	Percentage
	April 15, 2022	102.688%
	April 15, 2023	101.792%
	April 15, 2024	100.896%
	April 15, 2025 and thereafter	100.000%

Make-whole call	Prior to April 15, 2022, at a discount rate of Treasury plus 50 bps

Optional redemption with equity proceeds	At any time prior to April 15, 2020, up to 40% of the 2027 notes may be redeemed at 105.375% plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Change of Control Triggering Event	101%, plus accrued and unpaid interest, if any, to, but not including, the date of payment.

CUSIP/ISIN Numbers	CUSIP: 87264A AT2 ISIN: US87264AAT25

Terms Applicable to All Notes

Interest Payment Dates	April 15 and October 15. The first interest payment date will be October 15, 2017

Use of Proceeds	To redeem the Issuer’s existing 6.731% senior notes due 2022 and a portion of the 6.633% senior notes due 2021.

Trade Date	March 13, 2017

Settlement Date	T+3 (March 16, 2017)

Denominations	$2,000 and integral multiples of $1,000

Form of Offering	SEC Registered (Registration No. 333-210920)

Joint Book-Running Managers	Deutsche Bank Securities Inc. Barclays Capital Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Additional Changes to Preliminary Prospectus Supplement

Deutsche Telekom AG (“DT”) has agreed to purchase $1,000,000,000 in aggregate principal amount of 4.000% Senior Notes due 2022, $1,250,000,000 in aggregate principal amount of 5.125% Senior Notes due 2025 and

$1,250,000,000 in aggregate principal amount of 5.375% Senior Notes due 2027 (the “new DT notes”) directly from the Issuer with no underwriting discount. The closing of the issuance and sale of $3,000,000,000 in aggregate principal amount of the new DT notes to DT is expected to occur on or about April 28, 2017, and the closing of the issuance and sale of the remaining $500,000,000 in aggregate principal amount of 5.375% Senior Notes due 2027 to DT would be expected to occur on or around September 16, 2017. The new DT notes will have substantially the same terms and conditions as each of the 2022 notes, 2025 notes and 2027 notes, as applicable, other than issue date, issue price, registration rights and CUSIP. In addition, the new DT notes will be issued under separate supplemental indentures and will each constitute a separate series from the notes offered hereby for all purposes, including voting; provided that if the Issuer exercises its rights in respect of a series of notes offered hereby, the Issuer will exercise the same rights in respect of the new DT notes of the corresponding series on an equal and ratable basis.

Other information presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the changes described herein.

The Issuer has filed a registration statement (Registration No. 333-210920) (including a Preliminary Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement, the related Preliminary Prospectus Supplement and other documents the Issuer has filed with the SEC, including those incorporated by reference into the Preliminary Prospectus and Preliminary Prospectus Supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, the underwriters or any dealer participating in the offering will arrange to send you the Preliminary Prospectus and related Preliminary Prospectus Supplement if you request it by contacting Deutsche Bank Securities Inc. at Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, New York 10005-2836, by telephone at +1 (800) 503-4611 or by email at prospectus.cpdg@db.com.

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